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                                                                       EXHIBIT 5

                     [LETTERHEAD FOR BAKER & BOTTS, L.L.P.)

                                                               February 25, 1997

Edge Petroleum Corporation
Texaco Heritage Plaza
1111 Bagby, Suite 2100
Houston, Texas 77002

Ladies and Gentlemen:

  As set forth in the Registration Statement on Form S-1 (the "Registration Statement"), proposed to be filed by Edge Petroleum Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to 400,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share ("Common Stock"), together with 60,000 additional shares of Common Stock (the "Additional Shares") subject to the underwriters' over-allotment option as described in the Registration Statement, certain legal matters in connection with the Shares and the Additional Shares are being passed upon for you by us. At your request, this opinion of counsel is being furnished to you for filing as Exhibit 5 to the Registration Statement.

  We understand that the Shares and any Additional Shares are to be sold pursuant to the terms of an Underwriting Agreement (the "Underwriting Agreement") in substantially the form filed as Exhibit 1.1 to the Registration Statement on Form S-1 (Registration No. 333-17267) filed by the Company with the Commission under the Securities Act.

  In our capacity as your counsel in the connection referred to above, we have examined the Restated Certificate of Incorporation and the Bylaws of the Company, each as amended to date, the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

  On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

  1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

  2. When offered as described in the Registration Statement, and upon the sale of the Shares and any Additional Shares in accordance with the terms and provisions of the Underwriting Agreement and as described in the Registration Statement, the Shares and any Additional Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

  The opinions set forth above are limited in all respects to the laws of the State of Texas, the General Corporation Law of the State of Delaware and federal securities laws, each as in effect on the date hereof.

  We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                          Very truly yours,

                                          /s/ BAKER & BOTTS, L.L.P.

                                            Baker & Botts, L.L.P.